EXHIBIT 5.1

[ZIX CORPORATION LETTERHEAD APPEARS HERE]

July 12, 2005

Zix Corporation
2711 N. Haskell Avenue
Suite 2200, LB 36
Dallas, Texas 75204-2960

Ladies and Gentlemen:

     I have acted as General Counsel to Zix Corporation, a Texas corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,200,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share. The Shares are issuable upon exercise of options to be granted under the Zix Corporation 2004 Stock Option Plan (the “2004 Plan”), referenced in the registration statement of the Company on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on July 13, 2005.

     This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In connection with this opinion, I have examined such documents and records of the Company and such statutes, regulations and other instruments and certificates as I have deemed necessary or advisable for the purposes of this opinion. I have assumed that all signatures on all documents presented to me are genuine, that all documents submitted to me as originals are accurate and complete, and that all documents submitted to me as copies are true and correct copies of the originals thereof. I have also relied upon such other certifications of public officials, corporate agents and officers of the Company, and such other certifications with respect to the accuracy of material factual matters contained therein which were not independently established.

     Based on the foregoing, I am of the opinion that such Shares issuable pursuant to the 2004 Plan, if and when such Shares are issued and delivered in accordance with the terms of the 2004 Plan, as applicable, will be validly issued, fully paid and nonassessable upon issuance.

     The foregoing opinion is limited to the Federal laws of the United States and the Texas Business Corporation Act, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Ronald A. Woessner

Ronald A. Woessner Senior Vice President, General Counsel and Secretary for Zix Corporation